Exhibit 10.61
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

CPANEL PARTNER NOC AGREEMENT
This cPanel Partner NOC Agreement (this "Agreement") is made as of January 1, 2014, ("Effective Date"), by and between cPanel, Inc., a Texas corporation, having its offices at 3131 W. Alabama, Suite 100, Houston, Texas 77098 ("cPanel") and The Endurance International Group, Inc., a Delaware corporation, having its office at 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803 (the "Partner NOC").

WITNESSETH

WHEREAS, cPanel is engaged in (among other things) the business of providing certain hosting software packages and technical support services in connection therewith;

WHEREAS, cPanel is the owner of the Software and all Intellectual Property Rights thereto;

WHEREAS, the Partner NOC desires to obtain licenses to install and use the Software on its own servers or virtual private servers that are located within its own data center or facilities and/or the right to sublicense the Software to its customers; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms and conditions upon which the Partner NOC may obtain such additional licenses and sublicensing rights.

NOW THEREFORE, in consideration of mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

The following definitions apply to capitalized terms throughout this Agreement, unless such terms are otherwise expressly defined in the body of the Agreement. All references to "days," "months" and "quarters" are to U.S. calendar days, months and quarters unless otherwise expressly stated in this Agreement. All monetary amounts are in U.S. dollars.

SECTION 1.1 "Activation" means the date each Purchased License is Activated (as such term is defined in the applicable EULA).

SECTION 1.2 "Adjusted License Count" means the total number of licenses the Partner NOC currently has active, which is calculated by adding the number of Dedicated Server Licenses to one half of the number of Virtual Server Licenses.

SECTION 1.3 "Applicable Law" means applicable international, federal, state or local laws, statutes, ordinances, regulations or court orders.

SECTION 1.4 "Application" means the cPanel Partner NOC application prepared and submitted by the Partner NOC to cPanel in connection with this Agreement.

SECTION 1.5 "cPanel Trademarks " means all domestic and international trademarks, service marks, logos, trade names, trade dress, including all goodwill represented by each of the foregoing, whether registered or unregistered, of cPanel including without limitation CPANEL (USPTO Registration No. 3058679 and CTM Registration No. 004908299), the cPanel logo (USPTO Registration No. 3290579), WEBHOST MANAGER (USPTO Registration No. 3246206), WHM (USPTO Registration No. 3282420) and ENKOMPASS (USPTO Trademark Application Serial No. 77673202). cPanel may add to the foregoing nonexclusive list of cPanel Trademarks by updating the cPanel Trademark Usage Policy which is located at http://www.cpanel.net/trademark.html (or such other URL as may be designated by cPanel from time to time) and which may be updated by cPanel in its sole discretion from time to time (also referred to as "Exhibit 8" herein).

SECTION 1.6 "cPanel & WebHost Manager" means cPanel's proprietary software application currently known as cPanel & WebHost Manager (or WHM) for the Linux operating system.

SECTION 1.7 "Dedicated Server" means a physical server that does not contain any Virtual Servers.

SECTION 1.8 "Dedicated Server License" means any Monthly License or Yearly License to install and use the Software on a Dedicated Server.

SECTION 1.9 "Distributor" shall mean the Partner NOC if the Partner NOC submits to cPanel an application for Distributor status, and complies with all obligations provided in Article 5, and cPanel determines in its sole discretion that the Partner NOC has met the qualifications set forth at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time) and hereby incorporated into this Agreement by reference (said qualifications are also referred to as "Exhibit 3" herein) .

SECTION 1.10 "Enkompass" means cPanel's proprietary software application currently known as "Enkompass" for the Windows operating system.

SECTION 1.11 "EULA" means the applicable End-User License Agreement for the Software, including without limitation the cPanel & WebHost Manager EULA (also referred to as "Exhibit 4" herein) or the Enkompass EULA (also referred to as "Exhibit 5" herein), copies of which are located at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time) and hereby incorporated into this Agreement by reference.

SECTION 1.12 "Event of Default" means any breach of this Agreement designated an Event of Default under this Agreement. Each event designated an Event of Default under this Agreement constitutes a material breach of this Agreement. The list of events designated as Events of Default is a nonexclusive list of material breaches under this Agreement.

SECTION 1.13 "External Servers" means servers other than Internal Servers.

SECTION 1.14 "Incident" has the meaning given in the Technical Support Agreement.

SECTION 1.15 "Intellectual Property Rights" means trade secret rights, rights in know-how, moral rights, copyrights, patents, trademarks (and the goodwill represented thereby), and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications for and registrations of any of the foregoing.

SECTION 1.16 "Internal Servers" means cPanel-approved servers owned or leased and operated by the Partner NOC located within a cPanel-approved facility owned and operated by the Partner NOC.

SECTION 1.17 "Licensed Server" or "Licensed Servers" has the meaning given in the EULAs.

SECTION 1.18 "Manage2 Interface" means cPanel's license management and customer service interface which is presently available at https://manage2.cpanel.net/ or such other URL as cPanel may designate from time to time.

SECTION 1.19 "Minimum NOC Commitment" has the meaning given in cPanel's Partner NOC Minimum Requirements information which is located at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time) and hereby incorporated into this Agreement by reference (also referred to as "Exhibit 1" herein). The Partner NOC understands and agrees that cPanel may unilaterally change the Minimum NOC Commitment from time to time in its sole discretion; provided, however, that cPanel shall make commercially reasonable efforts to notify the Partner NOC of any changes to the Minimum NOC Commitment.

SECTION 1.20 "Monthly Licenses" means a license to install and use the Software on a Licensed Server (or Licensed Servers, in the case of Enkompass) on a month-to-month basis subject to and in accordance with the EULAs. The term of each Monthly License is one month from the date of Activation with automatic one month renewals until such license is terminated or either party elects not to renew the license.

SECTION 1.21 "One Time License Update Extensions" means an extension to the updates on the One Time License that must be purchased on a yearly basis to continue receiving updates from cPanel.

SECTION 1.22 "One Year License" means a license to install and use the Software on a Licensed Server (or Licensed Servers, in the case of Enkompass) for a fixed term of one year from the date of Activation with subject to and in accordance with the applicable EULA.

SECTION 1.23 "Partner NOC Minimum Requirements" means the requirements which the Partner NOC must meet and continuously satisfy in order to achieve or maintain Partner NOC status. The Partner NOC Minimum Requirements are available at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time) and hereby incorporated into this Agreement by reference (also referred to as "Exhibit 1" herein). Pursuant to Section 4.3 below, cPanel may amend the Partner NOC Minimum Requirements from time to time in its sole discretion.

SECTION 1.24 "Purchased Licenses" means all Dedicated Server Licenses, Virtual Server Licenses, and Enkompass licenses purchased by the Partner NOC from cPanel in accordance with the terms and conditions of this Agreement.

SECTION 1.25 "Resell" has the meaning given in Section 3.2.

SECTION 1.26 "Services" means the technical support services related to the Software provided by cPanel in connection with this Agreement whether such services are provided via email, telephone support, the cPanel website (including without limitation the Manage2 Interface, documentation, Frequently Asked Questions or discussion forums located on the website) or by any other means.

SECTION 1.27 "Software" means the cPanel software program(s) supplied by cPanel in connection with this Agreement, including cPanel & WebHost Manager and Enkompass, and all corresponding documentation, source code, object code, updates, user interfaces (including without limitation any web-based interfaces), printed materials and online or electronic documentation, excluding any third party components.

SECTION 1.28 "Technical Support Agreement" means the agreement which is located at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time) and hereby incorporated into this Agreement by reference (also referred to as "Exhibit 6" herein).

SECTION 1.29 "Term" has the meaning given in Section 11.1.

SECTION 1.30 "Three Year License" means a license to install and use the Software on a Licensed Server (or Licensed Servers, in the case of Enkompass) for a fixed term of three years from the date of Activation subject to and in accordance with the applicable EULA.

SECTION 1.31 "Two Year License" means a license to install and use the Software on a Licensed Server (or Licensed Servers, in the case of Enkompass) for a fixed term of two years from the date of Activation subject to and in accordance with the applicable EULA.

SECTION 1.32 "Virtual Server" means any virtualized environment in which the physical hardware of the machine is emulated, including, without limitation, any set of virtual hardware created through virtualization software, a jailed or chrooted environment, or any other setup that allows multiple operating systems to be run concurrently on the same physical hardware.

SECTION 1.33 "Virtual Server License" means any Monthly License or Yearly License to install and use the Software on a Virtual Server subject to and in accordance with the applicable EULA.

SECTION 1.34 "Yearly Licenses" means One Year Licenses, Two Year Licenses or Three Year Licenses.

ARTICLE 2
Purchases and Licenses of the Software

SECTION 2.1 Licenses. During the Term, subject to the terms and conditions of this Agreement and provided that the Partner NOC continues to satisfy and meet all of the Partner NOC Minimum

Requirements as determined from time to time by cPanel in its sole discretion, the Partner NOC shall be entitled to purchase from cPanel: (a) Dedicated Server Licenses for installation and use of the Software on Internal Servers; (b) Virtual Server Licenses for installation and use of the Software for Virtual Servers,operating on Internal Servers; and (c) Enkompass licenses for installation and use of the Software, operating on Internal Servers. The Partner NOC shall not install or use any Software on any External Servers unless it first becomes a Distributor pursuant to the terms and conditions in this Agreement. A breach of this Section 2.1 shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

SECTION 2.2 EULAs and Technical Support Agreement. Notwithstanding anything to the contrary in this Agreement, (a) each Purchased License shall be subject to the terms and conditions of the EULAs; and (b) all Services shall be provided by cPanel subject to the terms and conditions of the Technical Support Agreement. The Partner NOC hereby agrees to the terms and conditions of the EULAs and the Technical Support Agreement.

SECTION 2.3 Virtual Server Licenses. The Partner NOC shall not install or use the Software on any Virtual Servers unless it purchases a minimum of three Virtual Server Licenses per physical server. Any Virtual Server License granted by cPanel for a Virtual Server, may not be installed and used on any other servers, including, without limitation, Dedicated Servers. A breach of this Section 2.3 shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

SECTION 2.4 Non-exclusivity. The Partner NOC hereby acknowledges and agrees that all rights granted to the Partner NOC are non-exclusive. cPanel reserves the right to grant such license, sublicensing and Resale rights to other Partner NOCs, as well as to appoint sales representatives, value added Partner NOCs, systems integrators or distributors for any cPanel product or service, including without limitation the Software and the Service. Nothing contained in this Agreement shall prohibit or otherwise restrict cPanel's right to sell or license the Software, provide the Services or provide or offer any other product or service (including without limitation through the Software or Service) directly or indirectly at any time without incurring in each case any commission or other obligation to the Partner NOC. In the event of the termination or expiration of this Agreement or any Purchased License, cPanel reserves the right to offer products and services, including without limitation the Software and Services, to any third party affected by such termination or expiration (or to refer such third parties to other cPanel licensees or affiliates).

SECTION 2.5 cPanel News and Updates. cPanel may from time to time email information to the Partner NOC concerning cPanel products and services and other important Partner NOC or Distributor information. This information may also be displayed in Manage2 or other designated interfaces.

ARTICLE 3
Sublicense and Resale

SECTION 3.1 Right to Sublicense Purchased Licenses. With respect to each Purchased License and solely during the term of such Purchased License, the Partner NOC's right to sublicense to its customers and the right to use (but not the right to install or make a back-up copy of) the Software is set forth in, and subject to the terms and conditions of, the EULAs. Notwithstanding anything to the contrary in the EULAs, the Partner NOC's right to sublicense the use of the

Software shall be limited to (a) Internal Servers; and (b) solely during such time as the Partner NOC qualifies for Distributor status, External Servers.

SECTION 3.2 Right to Resell Purchased Licenses. During the term of each Purchased License and subject to the terms and conditions of this Agreement, cPanel grants to the Partner NOC the right to Resell any Purchased Licenses to its customers for the use and installation of the Software (a) on Internal Servers; and (b) solely during such time as the Partner NOC qualifies for Distributor status, on External Servers. For purposes of this Agreement, "Resell" means to grant to a third party the right to enjoy all of the rights granted by cPanel in connection with a Purchased License provided that such third party agrees to the terms and conditions of the EULAs and the Technical Support Agreement. The Partner NOC shall not Resell or offer for Resale a Purchased License (a) for a term greater than the term of such Purchased License; or (b) on terms that grant the Resale customer any rights greater than those granted by cPanel under the Purchased License. The Partner NOC shall require all third parties who purchase Purchased Licenses on a Resale basis from the Partner NOC to agree to the terms of the applicable EULA as a condition of the use or installation of the Software. Any Services provided by cPanel in connection with the Resale of a Purchased License shall be subject to the terms and conditions of the Technical Support Agreement.

SECTION 3.3 Right to Terminate. In the event that the Partner NOC sublicenses or Resells (or attempts to sublicense or Resell) any Purchased Licenses in breach of this Agreement or the terms and conditions of such Purchased Licenses, the EULAs or the Technical Support Agreement, such conduct shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

SECTION 3.4 Suggested Resale Prices. Notwithstanding any suggested sublicense or Resale price provided by cPanel but subject to the terms and conditions of this Agreement, the Partner NOC may sublicense or Resell the Purchased Licenses at such prices and on such terms as determined by the Partner NOC.

ARTICLE 4
Pricing and Payment Terms

SECTION 4.1 Fees. The Partner NOC shall pay all fees due to cPanel under this Agreement in a timely manner in accordance with this Agreement. FOR THE AVOIDANCE OF DOUBT, ANY AND ALL LICENSE FEES OWED TO cPANEL BY THE PARTNER NOC SHALL NOT BE CONTINGENT UPON THE PARTNER NOC'S ABILITY TO COLLECT SUBLICENSING FEES FROM ITS CUSTOMERS.

SECTION 4.2 Minimum NOC Commitment. The Partner NOC shall purchase and at all times maintain a number of licenses equal to or greater than the Minimum NOC Commitment dollar amount set forth in Exhibit 1. If the Partner NOC does not meet or exceed the Minimum NOC Commitment at the time an invoice is issued under this Agreement, (a) this Agreement shall automatically terminate without notice if the Partner NOC does not within ninety days from the date of such invoice purchase and maintain sufficient licenses to meet or exceed the Minimum NOC Commitment; (b) the Partner NOC's failure to meet the Minimum NOC Commitment shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4; and (c) cPanel may invoice the Partner NOC and the Partner NOC agrees to pay for the deficit between the number of Purchased Licensed maintained by the Partner NOC and the Minimum NOC Commitment. The Partner NOC shall have the right to use the additional licenses invoiced pursuant to subsection 4.2(b) by cPanel subject to the terms and conditions of this Agreement.

SECTION 4.3 Partner NOC Pricing Levels. The price for each license of the Software as of the Effective Date is set forth in Exhibit 2. cPanel reserves the right to unilaterally change all levels, discounts and prices in its sole discretion; provided, however, that cPanel shall make commercially reasonable efforts to notify the Partner NOC of any changes to the levels, discounts and prices by sending an e-mail to the Partner NOC pursuant to Section 14.5. cPanel shall provide updated pricing information from time to time at http://www.cpanel.net/legal/noc.html or such other URL as cPanel may designate from time to time. Monthly pricing levels will be updated in the Partner NOC Agreement. All pricing changes shall be effective 30 days from the date they are posted to cPanel's website and Partner NOC Agreement or 30 days from the date cPanel provides notice to the Partner NOC pursuant to Section 14.5, whichever is earlier. The Partner NOC may terminate this Agreement for convenience Pursuant to Section 11.1 in the event the Partner NOC does not agree to the most recent change in pricing by cPanel.

SECTION 4.4 Payment Provisions.

(a) Due Date. All purchases of Yearly Licenses shall have net 15 terms. For Monthly Licenses, cPanel shall send the Partner NOC invoices on the 15th of every month by e-mail pursuant to Section 14.5. Any Purchased Licenses added or removed before the 15th of each month will be reflected on the invoice for that month. Any Purchased Licenses added or removed after the 15th of each month will be reflected on the following month's invoice. The Partner NOC agrees that invoices are due and payable upon receipt of invoice. Additionally, the Partner NOC agrees to pay cPanel in full no later than fifteen days after the date the invoice is sent (the "Due Date"), unless otherwise agreed upon in writing by both parties.

(b) Payment Method. The Partner NOC may make payment to cPanel by check, wire transfer, PayPal, credit card, or ACH. To pay by check, the Partner NOC must make the check payable to "cPanel, Inc." and send the check to the address listed in Section 4.5 below. For wire transfer instructions, please contact customer service at cs@cpanel.net. The Partner NOC must pay for any and all fees associated with its payment by wire transfer. All payments made by the Partner NOC hereunder must be received by cPanel in immediately available funds by the Due Date. If the Partner NOC uses any payment methods that require clearance before such funds are made available to cPanel, including, without limitation, by sending a check, then the Partner NOC shall be responsible for making such payment in advance in order to ensure that the funds are cleared and made available to cPanel by the Due Date. In the event that any payments made by the Partner NOC are not immediately made available to cPanel by the Due Date, then the Partner NOC shall be obligated to pay all late fees charged pursuant to Section 4.6.

(c) Charge Backs and Returned Payments. The Partner NOC will be charged $30.00 for any payments which are charged back, returned or dishonored for any reason. Any charge back, returned payment or dishonored payment shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

(d) Invoice Notices. cPanel may send the Partner NOC reminders by e-mail from time to time regarding past due accounts. Notwithstanding such reminders, the Partner NOC shall be solely responsible for payment of all fees on or prior to the Due Date. Late payment or nonpayment of fees by the Partner NOC shall not be excused because the Partner NOC did not receive a given reminder from cPanel. Partner NOC may opt out of receiving these notices by unchecking the box in: http://manage2. cpanel.net

SECTION 4.5 Invoice Disputes. Any dispute by the Partner NOC of the charges reflected on any invoice must be made in writing to cs@cpanel.net or to ATTN: Legal Department at the address below:

cPanel, Inc.
3131 W. Alabama, BOX #30
Houston, Texas 77098

and received by cPanel within five (5) days of the date of the invoice. Any dispute raised by the Partner NOC after five (5) days of the invoice's date shall be deemed waived and forever barred. The Partner NOC agrees to pay the full amount of any invoice pending resolution of any dispute.

SECTION 4.6 Late Fees. cPanel will assess and charge service and late fees for any and all invoices that the Partner NOC fails to pay in full by the Due Date (each an "Overdue Invoice"). Such service and late fees shall be charged to the Partner NOC as follows:

(a)for the first thirty day period after the Due Date, a service fee equal to one and half percent (1.5%) interest late fee on the total amount invoiced under the Overdue Invoice (and regardless of any partial payments thereon);

(b)for each thirty day period thereafter, an additional late fee of one and half percent (1.5%) interest on the total amount invoiced under the Overdue Invoice (and regardless of any partial payments thereon) and accrued service and late fees; and

(c)	are limited to 18% per annum.

By way of example only, if the amount owed under an Overdue Invoice is $5,000, and the Partner NOC does not pay such amount in full until forty-five days after the Due Date, then the Partner NOC shall be obligated to pay the sum of $5,151.12 calculated as follows: $5,000 for the original amount invoiced plus $75 for the service and late fee charged for the first thirty (30) day period after the Due Date (i.e., [1.5% x $5,0001) plus $76.12 for the late fee charged for the thirty (30) day period after the first late fee (i.e.,1.5% x [$5,000+$75]) for a total of $5,151.12. Service and late fees shall be charged to the Partner NOC until cPanel receives full payment of the Overdue Invoice (and regardless of any partial payments thereon). All fees, including without limitation late fees, shall survive the termination of this Agreement and be applied to any judgment. Each Overdue Invoice constitutes an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

SECTION 4.7 Right to Terminate or Suspend. In the event that Partner NOC fails to pay any amounts due under any invoice (including without limitation the first invoice) under this Agreement, such conduct shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4.

SECTION 4.8 Security Deposit. Any security deposit made by the Partner NOC to cPanel in connection with the Application or this Agreement shall not prevent cPanel from suspending or terminating the Partner NOC's account for non-payment. Such deposit shall not be deemed a payment (including the Partner NOC's first monthly payment) owed by the Partner NOC to cPanel; nor shall cPanel be obligated to apply such deposit to any outstanding amount. Rather, any such deposit shall be deemed a security deposit allowing the Partner NOC to set up its account. Under no circumstances shall cPanel be required to segregate the Partner NOC's deposit or to pay interest on such deposit. cPanel may retain the deposit until cPanel determines in its sole discretion that the Partner NOC's account has remained in good standing and current for twelve consecutive months. At the conclusion of such period, cPanel may elect to apply the deposit to the Partner NOC's account balance. Any payment made by Partner NOC after the Due Date, or any failure to pay an invoice will result in the forfeit of the security deposit.

ARTICLE 5
Distributors

SECTION 5.1 Distributor Application. If at any time during the Term the Partner NOC meets the qualifications to be a Distributor as set forth in Exhibit 3, the Partner NOC may submit to cPanel a written request to become a Distributor. Such request shall be written on the Partner NOC's company letterhead and include (at a minimum):

(a) a description of the Partner NOC's company and operations;

(b) how long the Partner NOC has been using, Reselling and sublicensing the Software;

(c) a statement of how the Partner NOC has satisfied the qualifications to be a Distributor (including any supporting documents thereof);

(d) a copy of the cPanel Product Pages (as defined below) as the Partner NOC proposes that such pages should appear on the Partner NOC's website in accordance with Section 5.2 below; and

(e) the reasons why the Partner NOC desires to offer external licenses to its customers.

SECTION 5.2 Approval of Distributor Status. Upon receipt of a written request from the Partner NOC, cPanel shall determine, in its sole discretion, whether the Partner NOC may become a Distributor. Any approval by cPanel of a Partner NOC shall be conditioned upon the creation by the Partner NOC of one or more pages on its website containing information about cPanel and the Software, including the Partner NOC's pricing for Monthly and Yearly Licenses, support and billing information, cPanel & WebHost Manager and Enkompass demonstrations (as applicable), documentation, information introducing cPanel and any other cPanel related information (collectively, "cPanel Product Pages"). cPanel shall have the right to review and approve such cPanel Product Pages before they are disclosed to the public and as a condition to the Partner NOC achieving Distributor status.

SECTION 5.3 Additional Distributor Rights. In the event that the Partner NOC becomes a Distributor, the Partner NOC shall, subject to the terms and conditions of this Agreement, continue to retain all rights and obligations of a Partner NOC under this Agreement and shall have the additional right during the Term to sublicense and Resell Purchased Licenses on External Servers subject to Article 3.

SECTION 5.4 Additional Distributor Obligations. In the event that the Partner NOC becomes a Distributor, the Partner NOC shall be required to (a) comply with all technical support obligations under Article 7; (b) maintain the cPanel Product Pages and revise such pages as requested by cPanel from time to time; and (c) execute a "Distributor Amendment" to this Agreement.

SECTION 5.5 Termination of Distributor Status. cPanel may elect to terminate or suspend a Partner NOC's Distributor status (a) if at any time such Partner NOC fails to meet any of the qualifications set forth in Exhibit 3 as determined by cPanel from time to time; (b) if the Partner NOC fails to meet any qualifications set forth to maintain Partner NOC status; or (c) if the Partner NOC breaches any provision of this Agreement.

ARTICLE 6
Covenants and Obligations

SECTION 6.1 Conduct of Partner NOC Operations. Any operations of the Partner NOC in connection with this Agreement shall be subject to the sole control and management of the Partner NOC. The Partner NOC shall be responsible for all its own expenses and employees, and shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations hereunder. The Partner NOC agrees that it shall incur no expenses chargeable to cPanel. The Partner NOC shall, at all times, conduct its business in a manner that will reflect favorably upon cPanel and any cPanel products or services. The Partner NOC shall not make any false or misleading representations concerning cPanel and any cPanel products or services. The Partner NOC shall not make any representations concerning the specifications, features, capabilities and warranties applicable to any cPanel products or services inconsistent with those set forth in the EULAs, product descriptions or promotional materials provided by cPanel.

SECTION 6.2 Compliance With Applicable Law. The Partner NOC shall, at its sole expense, obtain all registrations, licenses and permits required to perform its obligations hereunder, pay all taxes and fees due in connection with the purchase, sale, Resale or licensing hereunder and comply with any and all Applicable Laws.

SECTION 6.3 Export Controls. Without limiting Section 6.2 above and notwithstanding anything to the contrary in this Agreement, the Partner NOC agrees that it shall not, directly or indirectly, use, install, sublicense or Resell any Purchased Licenses in or to any country or any person where such use, installation, sublicense or Resale of the Software would be prohibited by virtue of any Applicable Law.

SECTION 6.4 Partner NOC Contact Information. The Partner NOC shall promptly notify cPanel in accordance with Section 14.5 of all changes in Partner NOC's name, e-mail addresses, billing addresses, telephone numbers, contact information and other information provided in the Application.

SECTION 6.5 Sublicensee Contact Information. In connection with the Partner NOC's sublicensing or Resale of the Software (as the case may be), the Partner NOC shall provide cPanel with all necessary information regarding the Partner NOC's customer in order for cPanel to activate the sublicense and monitor the use thereof, including, without limitation, the name and e-mail address of the customer, the Internet Protocol Address of the customer's server and the customer's contact information. The Partner NOC shall obtain all necessary consents, permissions and licenses from such customer and provide all necessary notices to such customer to lawfully provide the foregoing information to cPanel.

SECTION 6.6 Manage2 User Guide. The Partner NOC shall be solely responsible for appropriately managing its account with cPanel and all Purchased Licenses. In this regard, the Partner NOC shall be obligated to follow all procedures and requirements set forth in cPanel's Manage2 User Guide, a copy of which is available through the Manage2 Interface. cPanel may amend and/or supplement the Manage2 User Guide from time to time within its sole discretion.

SECTION 6.7 Software Updates. The Partner NOC shall be responsible for updating the Software within one major release of the most current version of the Software. For example, if the most current version of the Software is 11.8.0, the Partner NOC must update the Software to at least version 10.8.0. This will ensure proper software fixes and cPanel's ability to provide the Services. Notwithstanding the foregoing obligation in this Section 6.7, cPanel may elect to have the Software automatically download and install updates from time to time from cPanel. These updates shall be designed to improve, enhance and further develop the Software and may take the form of bug fixes, enhanced functions, new software modules, completely new versions and additional products and services offered through or from the Software. The Partner NOC agrees to receive such updates and permit cPanel to deliver these to the Partner NOC and the Partner NOC's customers.

SECTION 6.8 Marketing and Publicity. Partner NOC shall: (a) on a reasonable basis, serve as a product reference for the Software and other cPanel products and services and to work with cPanel to develop a written "informative source story" concerning the Software and other cPanel products and services for public distribution; (b) issue a mutually approved press-release concerning the parties' business dealings on the Partner NOC's website and via other mutually approved means of distribution, such press release to include information about the nature of the parties' business arrangement; and (c) subject to Section 8.2 and in a manner approved by cPanel, feature the cPanel logo and other cPanel Trademarks prominently on the Partner NOC's web site in relation with Software and other cPanel products and services featured by Partner NOC on its web site.

ARTICLE 7
Technical Support

SECTION 7.1 Provision of Services to Partner NOC. Subject to the terms and conditions of the Technical Support Agreement, cPanel shall use commercially reasonable efforts to provide the Services to the Partner NOC through the Manage2 Interface. With respect to each of Partner NOC's Purchased Licenses, cPanel shall provide the Services solely during the term of license. The Partner NOC shall be entitled to submit a commercially reasonable number of Incidents as determined by cPanel in its sole discretion. The excessive and unreasonable submission of Incidents by the Partner NOC (as determined by cPanel in its sole discretion) shall constitute an Event of Default and give rise to cPanel's termination and suspension rights under Section 11.4. Subject to the terms and conditions of the Technical Support Agreement, cPanel will use commercially reasonable efforts to prioritize all Incidents submitted by the Partner NOC through the Manage2 Interface above any support requests submitted by other means. The Partner NOC may purchase Telephone Support (as that term is defined in the Technical Support Agreement) independently of this Agreement.

SECTION 7.2 Provision of Services to Partner NOC Customers. The Partner NOC shall provide technical support services concerning the Software to its customers. In the event the Partner NOC is unable to resolve a customer's Software-related technical support issue, the Partner NOC may on behalf of the customer submit an Incident to cPanel and cPanel shall use commercially reasonable efforts to provide the Services to the Partner NOC's customer subject to the terms and conditions of the Technical Support Agreement. Such Partner NOC-submitted Incidents may only be related to Internal Servers.

SECTION 7.3 Service-Related Documents. The Partner NOC shall provide to its customers and post on its website such information and documents provided by cPanel relating to the Software, such as installation guides and support forums. The Partner NOC hereby acknowledges that cPanel owns and will retain all Intellectual Property Rights to such information and documents.

SECTION 7.4 Scope of Services. As set forth in greater detail in the Technical Support Agreement, cPanel shall have no obligation whatsoever to provide technical support for any issue unrelated to the Software, including, but not limited to, operating system issues.

SECTION 7.5 Provision of Services to Distributors. cPanel shall use commercially reasonable efforts to provide the Services to Distributors under the same terms and conditions applicable to Partner NOC's under this Article 7; provided, however, that as a condition to becoming a Distributor, the Partner NOC shall be required to show, to cPanel's satisfaction, its ability to provide such technical support services to its customers. Distributors may submit Incidents related to External Servers.

ARTICLE 8
Intellectual Property

SECTION 8.1 Partner Trademarks. In the event that the Partner NOC's account remains in good standing and current for at least thirty days, the Partner NOC may request that cPanel place the Partner Trademarks (as defined below) on cPanel's website, which cPanel may approve, condition or deny in cPanel's sole discretion. The Partner NOC hereby grants to cPanel a worldwide, nonexclusive, nontransferable (except by operation of law), royalty-free license to place the Partner NOC's trademarks, service marks, logos, trade names, trade dress or other brand feature ("Partner Trademarks") on cPanel's website and otherwise use the Partner Trademarks in connection with the advertising, promotion, marketing, sale or offer for sale, licensing or offer for licensing of the Software and any cPanel products and services offered by or through the Partner NOC. The Partner NOC shall execute and deliver all documents and agreements required by cPanel in connection with the foregoing license. The Partner NOC hereby represents and warrants that it is the lawful owner of any Partner Trademarks provided to cPanel for use on the cPanel website and that has the authority to grant the license as provided thereunder and in this Section 8.1. The Partner NOC shall indemnify, defend and hold cPanel harmless from any and all claims arising from cPanel's use of such Partner Trademarks.

SECTION 8.2 cPanel IP Rights.

(a)Ownership. cPanel owns all right, title and interest, including all Intellectual Property Rights, in and to, the Software and the cPanel Trademarks (collectively, "cPanel IP Rights").

(b)License to cPanel Trademarks. Subject to the terms and conditions of this Agreement, cPanel may grant to the Partner NOC a nonexclusive, nontransferable, non-sublicensable license to use the cPanel Trademarks, solely for the purpose of advertising the cPanel products offered by cPanel hereunder; provided, however, that prior to using such cPanel Trademarks, the Partner NOC and cPanel shall enter into a Trademark License Agreement substantially in form and substance as the agreement located at http://www.cpanel.net/legal/noc.html (or such other URL as may be designated by cPanel from time to time). Any use of the cPanel Trademarks shall be subject to, and be in accordance with, cPanel's Trademark Usage Policy which is available at http://www .cpanel.net/trademark.html,and which cPanel may revise, amend and/or supplement from time to time in its sole discretion. The Partner NOC shall review cPanel's Trademark Usage Policy from time to time for changes. All uses of the cPanel Trademarks shall inure to the benefit of cPanel and the Partner NOC shall acquire no rights as a result of such uses.

(c)Restrictions of Use. In the absence of an executed trademark license agreement between cPanel and the Partner NOC as provided in Section 8.2(b), this Agreement does not authorize the Partner NOC to use the cPanel Trademarks. Additionally, the Partner NOC will not (a) assert any Intellectual Property Right in the cPanel Trademarks or in any element, derivation, adaptation, variation or name thereof; (b) contest the validity of any of the Trademarks; (c) contest cPanel's ownership of any of the cPanel Trademarks; or (d) in any jurisdiction, adopt, use, register, or apply for registration of, whether as a corporate name, trademark, service mark or other indication of origin, or as a domain name or sub-domain name (unless expressly granted permission to do so by cPanel in writing), any trademarks, or any word, symbol or device, or any combination confusingly similar to, or which incorporates in whole or in part, any of the cPanel Trademarks.

(d)    No Contest of cPanel IP Rights. The Partner NOC acknowledges and agrees that the cPanel IP Rights are and shall remain the sole and exclusive property of cPanel. The Partner NOC agrees that it shall never oppose, seek to cancel, or otherwise contest cPanel's ownership of the cPanel IP Rights or act in any manner that would or might conflict with or compromise cPanel's ownership of the cPanel IP Rights, or similarly affect the value of the cPanel IP Rights. Whenever requested by cPanel, the Partner NOC shall execute such documents as cPanel may deem necessary or appropriate to confirm, maintain or perfect cPanel's ownership of the cPanel IP Rights. In the event cPanel is unable, after reasonable effort, to secure the Partner NOC's signature on any document or documents needed to apply for or to confirm, maintain or perfect cPanel's ownership of the cPanel IP Rights for any other reason whatsoever, the Partner NOC does hereby irrevocably designate and appoint cPanel as the Partner NOC's duly authorized attorney-in-fact, to act for and on the Partner NOC's behalf and stead to execute and sign any document or documents and to do all other lawfully permitted acts to confirm, maintain or perfect cPanel's ownership of the cPanel IP Rights with the same legal force and effect as if executed by the Partner NOC.

(e)    Infringement of cPanel IP Rights. In the event the Partner NOC becomes aware that any third party is, or may be, infringing the cPanel IP Rights, the Partner NOC agrees to notify cPanel of such fact pursuant to Section 14.5.

ARTICLE 9
Representations and Warranties

SECTION 9.1 Mutual Representations and Warranties. Each party hereto represents and warrants to the other party that: (a) such party has the full right, power and authority to enter into this Agreement on behalf of itself and to undertake to perform the acts required of it hereunder; (b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties to the extent set forth hereunder. do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party. enforceable against such party in accordance with its representations, warranties, terms and conditions.

SECTION 9.2 Partner NOC's Representations and Warranties. The Partner NOC hereby represents and warrants to cPanel as follows:

(a)All information provided by the Partner NOC in the Application is true and correct and does not omit any statement of a material fact required to be stated or necessary in order to make the statements contained therein not misleading;

(b)All accounts which Partner NOC has with any Partner NOC or Distributor are current with no outstanding amounts overdue;

(c)The Partner NOC has not relied upon any statement, representation, warranty, or agreement of cPanel except for those expressly contained in this Agreement; and

(d)The Partner NOC will comply with all Applicable Laws related to the Software, the Services, the performance of its obligations under this Agreement and with respect to the Partner NOC's business operations and practices.

SECTION 9.3 Other Representations and Warranties. Any and all representations and warranties (a) relating to the Software shall be as set forth in the EULAs; and (b) relating to the Services shall be set forth in the Technical Support Agreement.

ARTICLE 10
Indemnification

SECTION 10.1 Indemnification by the Partner NOC. The Partner NOC shall indemnify, defend and hold harmless cPanel and its directors, officers, staff, employees and agents and their respective successors, heirs and assigns and cPanel affiliates (and their directors, officers, staff, employees and agents and their respective successors, heirs and assigns) (collectively, the "cPanel Parties") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the cPanel Parties or any one of them in connection with any third-party claims, suits, actions, demands or judgments ("Claims") related directly or indirectly to or arising out of (a) a breach of the Partner NOC's representations, warranties or obligations under this Agreement; (b) an allegation that the Partner NOC made any false, misleading, or incorrect representations or warranties with respect to any cPanel product or service, including without limitation the Software and Services; (c) cPanel's exercise of its termination and suspension rights under Section 11.4 upon the occurrence of an Event of Default; or (d) any Claim relating to or arising in connection with the purchase, license or sublicense of any cPanel product or service by a Partner NOC customer from the Partner NOC, including, but not limited to, claims relating to the failure of the Software; provided. however, that in any such case cPanel or its affiliates, as applicable, (i) provide the Partner NOC with prompt notice of any such claim; (ii) permit the Partner NOC to assume and control the defense of such action upon the Partner NOC's written notice to cPanel of the Partner NOC's intention to indemnify; and (iii) upon the Partner NOC's written request. and at no expense to cPanel or its affiliates, provides to the Partner NOC all available information and assistance reasonably necessary for the Partner NOC to defend such claim. The Partner NOC will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to the cPanel Parties without cPanel's prior written consent, which will not unreasonably be withheld. The Partner NOC will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by cPanel or its affiliates in connection with or arising from any such claim.

SECTION 10.2 Indemnification by cPanel. cPanel shall indemnify, defend and hold harmless the Partner NOC and its directors, officers, staff, employees and agents and their respective successors, heirs and assigns (collectively, the "Partner NOC Parties") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Partner NOC Parties or any one of them in connection with any third-party Claims related directly or indirectly to or arising out of an allegation that the Software, or its use or sublicense as permitted in this Agreement, constitutes an infringement in the United States of any patent or copyright issued in the United States; provided, however, that in any such case the Partner NOC (i) provides cPanel with prompt notice of any such claim; (ii) permit cPanel to assume and control the defense of such action upon cPanel's written notice to the Partner NOC of cPanel's intention to indemnify; and (iii) upon cPanel's written request, and at no expense to the Partner NOC, provides to cPanel all available information and assistance reasonably necessary for cPanel to defend such claim. cPanel will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to the Partner NOC without the Partner NOC's prior written consent, which will not unreasonably be withheld. cPanel will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by the Partner NOC in connection with or arising from any such claim.

ARTICLE 11
Term and Termination

SECTION 11.1 Term. The term of this Agreement shall commence on the Effective Date and continue year after year until either party gives notice of termination for convenience pursuant to Section 11.2 or either party terminates this agreement for cause. "Term" means the Initial Term and any Renewal Terms.

SECTION 11.2 Termination for Convenience. Either party may give notice during the Term of its intent to terminate this Agreement for convenience. Such termination of this Agreement shall be effective (a) if given by cPanel, upon the expiration of all Monthly Licenses maintained by the Partner NOC still in effect 30 days after cPanel's notice of termination for convenience; or (b) if given by the Partner NOC, 60 days after the Partner NOC's notice of termination for convenience. In the event that either party gives notice of its intent to terminate for convenience, the Partner NOC shall as of the date of the notice lose the right to purchase new Yearly Licenses or new Monthly Licenses pursuant to Article 2 or to renew any Monthly Licenses.

SECTION 11.3 Termination by a Party for Cause. Either party may terminate this Agreement in the event that the other party breaches this Agreement. In the event of a breach that is incapable of cure, the non-breaching party may terminate this Agreement immediately by giving written notice of termination to the breaching party. In the event of a breach that is capable of cure, the non-breaching party may terminate this Agreement by giving written notice of termination if the breaching party fails to cure its breach, to the satisfaction of the non-breaching party, within thirty (30) days of receiving written notice of the breach.

SECTION 11.4 Termination by cPanel for Cause. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of an Event of Default, cPanel may in its sole discretion elect to immediately with or without notice (i) terminate this Agreement; (ii) terminate any Purchased Licenses associated with an Event of Default; or (iii) exercise its suspension rights pursuant to Section 11.6. In addition to the other Events of Default designated in throughout this Agreement, each of the following events constitute an Event of Default:

(a) he Partner NOC breaches any material representation, warranty or the terms and conditions of this Agreement or any other agreement between the Partner NOC and cPanel, including without limitation: cPanel's Trademark Usage Policy, the EULAs, the Technical Support Agreement or any trademark license agreement between the parties (if applicable);

(b) engaging in any conduct disparaging to cPanel, including any conduct inconsistent with cPanel's rights, title and interest in and to the cPanel IP Rights;

(c) the Partner NOC distributes Internal Licenses as External Licenses; or

(d) the Partner NOC fails to make any timely payments owed to any Partner NOC or Distributor.

SECTION 11.5 Effect of Termination.

(a) Effect of Termination for Convenience. Upon the termination of this Agreement pursuant to Section 11.1, (i) all of the Partner NOC's rights under this Agreement shall immediately cease (except with respect to the right to sublicense and Resell then-existing Yearly Licenses which shall continue until the expiration of their respective terms); (ii) any Yearly Licenses then-existing shall continue until the expiration of their respective terms subject to the terms and conditions of the EULAs; and (iii) cPanel shall provide the Services with respect to each Yearly Licenses then existing (x) subject to the terms and conditions of the Technical Support Agreement; and (y) solely during the term of each respective Yearly License.

(b) Effect of Termination for Cause. Upon the termination of this Agreement for any reason other than for convenience, (i) all of the Partner NOC's rights under this Agreement shall cease; (ii) all licenses granted in connection with this Agreement, including without limitation all Purchased Licenses, sublicenses granted by the Partner NOC, sublicenses granted by the Partner NOC's customers to third party sublicensees and Resold licenses shall immediately terminate; (iii) cPanel shall not be obligated to provide the Services: and (iv) cPanel may terminate any other agreement between the Partner NOC and cPanel, including without limitation the cPanel EULAs, Technical Support Agreement and any trademark license between the parties (if applicable); provided, however, that the provisions of such terminated agreements shall survive termination according to the terms of each respective agreement.

(c) Survival. The following Articles and Sections shall survive the termination or expiration of this Agreement for any reason: Article 1, Section 2.2, Section 2.4, Article 4 and Articles 8, 10, 11, 12, 13 and 14.

SECTION 11.6 cPanel Suspension Rights. In the event of (a) an Event of Default; (b) any breach by the Partner NOC of this Agreement, cPanel's Trademark Usage Policy, the EULAs, the Technical Support Agreement or any trademark license agreement between the parties (if applicable); or (c) any breach of the foregoing agreements or of any Third Party Agreement or Third Party Support Agreement (as such terms are defined in the EULAs and Technical Support Agreement, respectively) by a customer or sublicensee of the Partner NOC, cPanel shall have the option (but not the obligation) to, until such time as the Partner NOC has cured the breach to cPanel's satisfaction, (i) suspend or disable the Partner NOC's use of or access to the Software; (ii) suspend or disable the access or use of the Software by the Partner NOC's customers or any third party sublicensees; (iii) suspend provision of the Services to the Partner NOC or the Partner NOC's customers or any third party sublicensees; and (iv) suspend or terminate the Partner NOC's status as a Partner NOC and/or Distributor. Such election by cPanel shall not be deemed a waiver of any applicable termination right under this Agreement, which cPanel may exercise at any time in its sole discretion.

SECTION 11.7 Suspension of Software Access. In exercising any suspension or termination right under this Agreement, cPanel may in its sole discretion exercise its suspension or termination with respect to the Software by any technological means at cPanel's disposal, including, without limitation, the Authentication System referenced in the EULAs.

ARTICLE 12
Disclaimer

SECTION 12.1 THE SOFTWARE AND SERVICES ARE PROVIDED "AS IS" AND CPANEL HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, RELATING TO THE SOFTWARE, SERVICES AND ANY DATA ACCESSED THEREFROM, OR THE ACCURACY, TIMELINESS, COMPLETENESS, OR ADEQUACY OF THE SOFTWARE, SERVICES AND ANY DATA ACCESSED THEREFROM, INCLUDING THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. CPANEL DOES NOT WARRANT THAT THE SOFTWARE AND SERVICES ARE ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION. IF THE SOFTWARE, ITS THIRD PARTY COMPONENTS, SERVICES OR ANY DATA ACCESSED THEREFROM IS DEFECTIVE, THE PARTNER NOC MUST ASSUME THE SOLE RESPONSIBILITY FOR THE ENTIRE COST OF ALL REPAIR OR INJURY OF ANY KIND, EVEN IF CPANEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DEFECTS OR DAMAGES.

SECTION 12.2 SOME JURISDICTIONS DO NOT ALLOW RESTRICTIONS ON IMPLIED WARRANTIES SO SOME OF THESE LIMITATIONS MAY NOT APPLY TO YOU.

ARTICLE 13
Limitation of Liability

SECTION 13.1 Lost Profits; Consequential Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CPANEL WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, DAMAGES FOR THE INABILITY TO USE EQUIPMENT OR ACCESS DATA, BUSINESS INTERRUPTION, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF CPANEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 13.2 Total Cumulative Liability. EXCEPT FOR AMOUNTS OWED BY THE PARTNER NOC TO CPANEL UNDER ARTICLE 4, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CPANEL'S AGGREGATE LIABILITY FOR DIRECT DAMAGES, UNDER THIS AGREEMENT (CUMULATIVELY) SHALL BE LIMITED TO THE TOTAL FEES COLLECTED BY CPANEL UNDER THIS AGREEMENT.

ARTICLE 14
Miscellaneous

SECTION 14.1 Force Majeure. No party will be liable for any failure or delay in performance of any of its obligations hereunder if such delay is due to acts of God, fires, flood, storm, explosions, earthquakes, general Internet outages, acts of war or terrorism, riots, insurrection or intervention of any government or authority; provided, however, that any such delay or failure will be remedied by such party as soon as reasonably possible. Upon the occurrence of a force majeure event, the party unable to perform will, if and as soon as possible, provide written notice to the other parties indicating that a force majeure event occurred and detailing how such force majeure event impacts the performance of its obligations.

SECTION 14.2 Independent Contractors. Nothing in this Agreement shall be construed to create an agency relationship between the Partner NOC and cPanel, and the Partner NOC hereby agrees that it shall not represent or otherwise convey to any third party that it is an agent, legal representative or employee of cPanel. Neither the Partner NOC nor any director, officer, agent or employee of Partner NOC, shall be, or be considered. an employee, legal representative or agent of cPanel for any purpose whatsoever. The Partner NOC is not granted, and shall not exercise, any right or authority to assume or create any obligation or responsibility on behalf of or in the name of cPanel, including without limitation, contractual obligations and obligations based on warranties or guarantees.

SECTION 14.3 Choice of Law; Venue; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas without regard to the conflicts of laws principles thereof. Any dispute or claim arising out of or in connection with the Agreement shall be finally settled and exclusively by the state or federal courts sitting in Harris County, Texas. For purposes of this Agreement, the parties hereby irrevocably consent to exclusive personal jurisdiction and venue in the federal and state courts in Harris County, Texas.

SECTION 14.4 Entire Agreement. This Agreement, together with all Exhibits hereto, represents the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior agreements and communications of the parties, oral or written. Any prior versions of the Exhibits agreed to by the Partner NOC shall be superseded by the information contained at the respective Exhibits' URLs. The provisions of this Agreement and its Exhibits may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. The Partner NOC agrees that any provision in the Partner NOC's purchase orders, billing statements, acknowledgment forms, written or oral order, offer communication, or any other document incidental hereto, which is inconsistent with, conflicts with, or deletes or adds to this Agreement and its Exhibits, shall be of no force or effect, and this Agreement shall apply and control in all cases.

SECTION 14.5 Notices.

(a) Electronic Notices. Any electronic notice required or permitted to be given under this Agreement shall be deemed properly given (i) by cPanel if e-mailed to the Administrative/Billing or Emergency Contact e-mail address provided by the Partner NOC in the Application; and (ii) by the Partner NOC if submitted via cPanel's ticketing system.

(b) Written Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, at the addresses set forth below:

If to cPanel:	cPanel, Inc. 3131 West Alabama, Box 30 Houston, TX 77098
If to Partner NOC:	The Endurance International Group, Inc. 10 Corporate Drive, Suite 300 Burlington, MA 01803

(c) Effect of Written Notices. The date of personal delivery or mailing of any written notice shall be deemed the date of service of such notice. The Partner NOC hereby consents that it shall be deemed personally served in connection with any legal proceedings filed by cPanel upon service by certified mail of the appropriate pleading or order to the address set forth in this Section 14.5; provided, however, that the Partner NOC may also be deemed properly served by any other means permitted by Applicable Law.

(d) Authorized Representatives. Only the contacts listed on the Partner NOC's account may contact cPanel directly to request sensitive account information or change company information.

(e) Updates to Contact Information. Any party hereto may by written notice change the physical or electronic address to which notice or other communications to such party are to be delivered or mailed. For the avoidance of doubt, it shall be the Partner NOC's duty and obligation to notify cPanel in writing pursuant to this Section 14.5 of any changes to the address and other contact information. Any failure by the Partner NOC to provide cPanel with notice of its updated contact information shall not diminish the effectiveness of notices sent by cPanel to the Partner NOC's last-known contact information under this Agreement.

SECTION 14.6 Attorneys' Fees. In the event of a dispute between the parties, the prevailing party to such dispute shall be entitled to be reimbursed by the other party its reasonable attorneys' fees and costs incurred in connection with the dispute.

SECTION 14.7 Time-Limited Claims. Regardless of any Applicable Law to the contrary, the Partner NOC agrees that any claim or cause of action arising out of or related to the Software or this Agreement, must be filed within one year after such claim or cause of action arose or it will be forever barred.

SECTION 14.8 Remedies Cumulative. Except as expressly set forth herein, no remedy conferred upon the parties by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

SECTION 14.9 Waiver. Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof. No party will be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

SECTION 14.10 Assignment. This Agreement may not be assigned, transferred, delegated, sold or otherwise disposed of, including without limitation by operation of law, other than as expressly set forth in this Section 14.10. This Agreement may be assigned, transferred, delegated, sold or otherwise disposed of in its entirety: (a) by cPanel in its sole discretion; or (b) by the Partner NOC with the prior written consent of cPanel. In addition, cPanel may delegate its performance under this Agreement in whole or in part to one or more affiliates, provided that cPanel will remain liable and responsible for any performance or obligation so delegated. A party's permitted successors or assignees must agree as a condition precedent to any assignment, transfer or delegation to fully perform all applicable terms and conditions of this Agreement. No party may assign this Agreement to any entity that lacks sufficient assets and resources to continue to perform, to contractually required standards, all assigned obligations for the remainder of the Term. This Agreement will be binding upon and will inure to the benefit of a party's permitted successors and assigns. Any purported assignment, transfer, delegation, sale or other disposition in contravention of this Section 14.10, including without limitation by operation of law, is null and void.

SECTION 14.11 Amendment or Modification. This Agreement can only be amended through a written document formally executed by all parties. Notwithstanding the foregoing, cPanel may amend this Agreement at any time by sending written or electronic notice of such amendment to the Partner NOC pursuant to Section 14.5; provided, however, that the Partner NOC may terminate this Agreement for convenience pursuant to Section 11.1 in the event that the Partner NOC does not agree to any material change to the terms and conditions of this Agreement. The Partner NOC shall be obligated and responsible for checking for any additional or updated information posted on cPanel's website at http://www.cpane l.net relating this Agreement and/or the Partner NOC, including, without limitation, those matters referred to in this Agreement, which for purposes of this Agreement shall be considered and deemed due notice thereof to the Partner NOC. THE PARTNER NOC SHALL BE RESPONSIBLE FOR REVIEWING ALL COMMUNICATIONS FROM cPANEL TO OBTAIN TIMELY NOTICE OF SUCH AMENDMENTS . THE PARTNER NOC SHALL BE DEEMED TO HAVE ACCEPTED SUCH AMENDMENTS BY CONTINUING TO USE OR SUBLICENSE cPANEL PRODUCTS AFTER INFORMATION REGARDING SUCH AMENDMENTS HAS BEEN SENT TO THE PARTNER NOC.

SECTION 14.12 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability will not effect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 14.13 Confidentiality. The parties agree that the terms and conditions of this Agreement are and shall remain confidential and shall not disclose the same absent legal compulsion to do so. In the event that the Partner NOC is required to disclose any of these terms and conditions under any Applicable Law, the Partner NOC shall promptly notify cPanel in writing of such requirement prior to disclosure in order to afford cPanel an opportunity to seek a protective order to prevent or limit disclosure of the information to third parties.

SECTION 14.14 Construction. Section headings are for convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

SECTION 14.15 Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

IN WITNESS WHEREOF, intending to be legally bound thereby, the parties have executed this Agreement as of the Effective Date.

Company Name:
The Endurance International Group, Inc.:	cPanel, Inc.:
Signed By: /s/ John Mone	Signed By: /s/ Christopher Banaszak
Print Name: John Mone	Print Name: Christopher Banaszak
Title: CIO	Title: Customer Service Manager

Exhibits

Exhibit No.	Description	URL
1	Partner NOC Minimum Requirements	http://www.cpanel.net/legal.noc.html
2	Partner NOC Pricing Terms	http://www.cpanel.net/legal.noc.html
3	Required Distributer Qualifications	http://www.cpanel.net/legal.noc.html
4	cPanel & WebHost Manager End User License Agreement	http://www.cpanel.net/legal.noc.html
5	Enkompass End User License Agreement	http://www.cpanel.net/legal.noc.html
6	Technical Support Agreement	http://www.cpanel.net/legal.noc.html
7	Trademark License Agreement	http://www.cpanel.net/legal.noc.html
8	Trademark Usage Policy	http:// www.cpanel.net/trademark.html

Amendment No.1 to Partner NOC Agreement

This Amendment No. 1 (the “Amendment”) is made as of the date below to the cPanel Partner NOC Agreement dated January 1, 2014 (the “NOC Agreement”) by and between cPanel, Inc., (“cPanel”) and The Endurance International Group, Inc., (“Partner NOC”), and is effective as of January 1, 2014 (the “Effective Date”).

WHEREAS Partner NOC owns the following entities: (i) Bluehost, Inc., (ii) Hostgator.com, LLC, and (iii) the dissolved entity formerly known as Name Intelligence, Inc. doing business under the assumed name Spry (“Spry”), which is currently a DBA of The Endurance International Group, Inc., all of which three owned entities are referred to as one combined group herein called the “EIG Parties;”

WHEREAS the EIG Parties have each previously been a party to their own separate cPanel Partner NOC Agreements and any amendments thereto;

WHEREAS Partner NOC is the parent company or owner of the EIG Parties and wishes to consolidate the EIG Parties’ cPanel accounts into one account as of the Effective Date;

WHEREAS, for the avoidance of doubt and without limiting Partner NOC’s rights under the NOC Agreement, the EIG Parties shall, at Partner NOC’s sole discretion, have the right to the licenses, Software and any other products or services provided by cPanel to Partner NOC pursuant to the terms of the NOC Agreement as amended herein; and

WHEREAS this Amendment is added to the NOC Agreement as if contained therein verbatim. In the event this Amendment conflicts with the NOC Agreement, this Amendment shall control.

1. Definitions

Unless specifically defined herein, the defined terms in the NOC Agreement shall also apply to this Amendment.

1.1    “Billing Cycle” means the period of time between the 15th day of one month and the 15th day of the next month.

1.2     “[**]” means the [**].

1.3    “Effective Date” means January 1, 2014.

1.4    “EIG Parties” means the term defined in the Preamble of this Amendment.

1.5    “[**] Licenses” means the [**].

1.6    “[**] License Term” means thirty-six (36) months from the Effective Date.

2. [**] EIG Parties’ Accounts

2.1    The parties agree that [**] on the Effective Date.

2.2    As a result of the [**], the parties agree that [**] as of the Effective Date.

3. Pricing for Licenses

3.1     During the [**] License Term, Partner NOC will be charged for each monthly Billing Cycle for the [**] Licenses by cPanel as set forth below:

Column 1	2	3	4	5
	No. of [**] Licenses	Pricing for [**] License Term	Pricing for [**] License Term	Total Pricing for [**] License Term
Internal VPS	[**]	[**]	[**]	[**]
Internal Dedicated	[**]	[**]	[**]	[**]
Total monthly amount due	[**]	[**]	[**]	[**]

3.2    Unless agreed to in writing otherwise, cPanel’s standard pricing structure (which may be found here: http://www.cpanel.net/legal/noc.html) will apply to the [**] Licenses and any additional licenses purchased by Partner NOC at the end of the [**] License Term.

3.3    Notwithstanding the foregoing, during the [**] License Term, Partner NOC may [**]. In the event [**].

3.4     Partner NOC agrees to keep its account current with cPanel by paying its invoices by their respective due dates. Notwithstanding any other terms to the contrary, including without limitation, Section 4.4 (a) (Due Date) of the NOC Agreement, Partner NOC shall have [**] from the invoice date to pay cPanel without triggering an Event of Default. [**].

4. Amendments to and Compliance with NOC Agreement

4.1    As required by Section 2.3 of the NOC Agreement, Partner NOC will refrain from allowing the use of any Virtual Server Licenses granted by cPanel for a Virtual Server, on any other servers, including, without limitation, Dedicated Servers and shared hosting servers.

4.2    During the Term of the NOC Agreement, Partner NOC agrees to assist cPanel’s reasonable requests to conduct audits of Partner NOCs account to ensure Partner NOC’s compliance with Section 2.3 of the NOC Agreement. In the event Partner NOC’s account is found to be in violation of any Software licensing restrictions, Partner NOC agrees to be responsible for any violations reported by cPanel.

4.3    Notwithstanding anything to the contrary, cPanel and Partner NOC agree that Section 11.2 (Termination for Convenience) of the NOC Agreement shall not apply to the [**] Licenses during the [**] License Term. However, Section 11.2 (Termination for Convenience) shall apply to any additional licenses purchased by Partner NOC pursuant to Section 3.3 of this Amendment.

4.4    Article 13 (Limitation of Liability) of the NOC Agreement is hereby amended to add a new Section 13.3 as follows:

“13.3 PARTNER NOC’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THE NOC AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES OWED BY PARTNER NOC UNDER THIS AGREEMENT WITHIN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM, WITHOUT REGARD TO WHETHER A CLAIM IS BASED ON CONTRACT OR TORT, INCLUDING NEGLIGENCE. IN NO EVENT SHALL PARTNER NOC BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF PROFITS, DATA, OR BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE NOC AGREEMENT, EVEN IF PARTNER NOC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.”

5. Confidentiality, Severability, and Waiver

5.1    Subject to any applicable laws, rules and regulations, including any disclosure or filing requirements of the Securities and Exchange Commission, Partner NOC agrees to keep the details of this Amendment, including the Special Pricing amount, and the Agreement confidential as per this Amendment and the Non-Disclosure Agreement entered into by cPanel and Partner NOC.

5.2    If any provision of this Amendment or any applications thereof is held by a tribunal of competent jurisdiction to be contrary to the law or invalid, then the remaining provisions of the Amendment shall remain in full force and effect. The waiver of any breach or default of the Amendment will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

ACCEPTED AND AGREED TO BY:

cPanel, Inc.	Partner NOC
Print Name: Aaron Phillips	Print Name: John Mone
Signature: /s/ Aaron Phillips	Signature: /s/ John Mone
Title: Chief Business Officer	Title: CIO
Date: 3/14/2014	Date: 3/14/2014

Amendment to Amendment No. 1 to Partner NOC Agreement
This Amendment (the “Amendment”) to Amendment No. 1 to Partner NOC Agreement, effective January 1, 2014 (“Amendment No. 1”), by and between cPanel, Inc. (“cPanel”) and The Endurance International Group, Inc., (“Partner NOC”), is effective as of October 1, 2015 (the “Amendment Effective Date”). cPanel and Partner NOC may be referred to as a “Party” and collectively as the “Parties” for purposes of this Amendment.
WHEREAS, the Parties wish to amend Amendment No. 1 to[**] purchased by Partner NOC;
WHEREAS, all capitalized terms herein shall have the same meaning as in Amendment No. 1 unless otherwise specifically provided in this Amendment.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

1.	Amendment No. 1 shall be hereby amended as follows:

a.	The definition of “[**] License Term” under Section 1.6 shall be replaced in its entirety with the following: “'[**] License Term’ means twenty-seven (27) months from the Amendment Effective Date”

b.
Section 3.1 under “Pricing for Licenses” shall be replaced in its entirety with the following: “During the [**] License Term, Partner NOC will be charged for each monthly Billing Cycle for the [**] Licenses by cPanel as set forth in the table below. Additional pricing information is set forth in the cPanel NOC Partner License Supplemental Pricing Information schedule attached hereto and incorporated herein to this Amendment as Exhibit A.”

Column 1	2	3	4	5
	No. of [**] Licenses	Pricing for [**] of License Term	Pricing for [**]-27 of License Term	Total Pricing for [**] License Term
Internal VPS	[**]	[**]	[**]	[**]
Internal Dedicated	[**]	[**]	[**]	[**]
Total monthly amount due	[**]	[**]	[**]	[**]

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2.	The parties agree that software licenses are only licensed by cPanel inclusive of Maintenance and Support.

3.	Except as expressly set forth in this Amendment, Amendment No. 1 is unaffected and shall continue in full force and effect in accordance with its terms.

4.	In the event this Amendment conflicts with Amendment No. 1, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

CPANEL, INC.	THE ENDURANCE INTERNATIONAL GROUP, INC.
By: /s/ Aaron Phillips	By: /s/Ron LaSalvia
Name: Aaron Phillips	Name: Ron LaSalvia
Title: Chief Business Officer	Title: COO

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EXHIBIT A

cPanel NOC Partner License Supplemental Pricing Information
Pursuant to the terms of the Amendment, cPanel agrees to provide certain software licenses to Partner NOC at the prices noted below. Those prices include the software license for the 27 month term, and any support and maintenance for the licenses during the [**] License Term. The information below reflects cPanel’s best estimate of the portion of the monthly fee that is attributable to the license, and the portion that is attributable to support and maintenance.

Description	License Type	License Term	License Price [**]	License Price [**]-27	Minimum Commitment
Software License	Internal VPS License	27 months	[**]	[**]	[**]
Maintenance & Support			[**]	[**]
Software License	Internal Dedicated License	27 months	[**]	[**]	[**]
Maintenance			[**]	[**]

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Second Amendment Partner NOC Agreement
This second amendment (the “Second Amendment”) to the Partner NOC Agreement is entered into by and between cPanel, Inc. (“cPanel”) and The Endurance International Group, Inc. (“Partner NOC”). This Second Amendment shall be effective December 31, 2017 (the “Second Amendment Effective Date”). cPanel and Partner NOC may be referred to as a “Party” and collectively as the “Parties” for purposes of this Second Amendment.
WHEREAS, the Parties entered into a Partner NOC Agreement having an effective date of January 1, 2014 (the “Partner NOC Agreement”);
WHEREAS, the Parties entered into an amendment to the Partner NOC Agreement having an effective date of October 1, 2015 (the “Amendment”);
WHEREAS, the Amendment, and all agreements associated with the Amendment, are incorporated into the Partner NOC Agreement by their terms (collectively, the “Partner NOC Agreement as Amended”);
WHEREAS, the Partner NOC Agreement as Amended will terminate by their terms on January 1, 2018;
WHEREAS, the Parties seek to extend the term of the Partner NOC Agreement as Amended by two (2) years; and
WHEREAS, the Parties seek to change the pricing and license count requirements in the Partner NOC Agreement as Amended.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

1.	The term of the Partner NOC Agreement as Amended shall be extended for two (2) years beginning on January 1, 2018 (the “Extension Term”).

2.
Following the expiration of the Extension Term, the Partner NOC Agreement as Amended and this Second Amendment shall renew for one (1) additional year (the “Renewal Term”) unless Partner NOC provides notice of termination as provided in Section 3 below.

3.	Partner NOC may give written notice of termination of the Partner NOC Agreement no later than ninety (90) days before the expiration of the Extension Term or Renewal Term.

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4.
During the Extension Term, or Renewal Term, [**], the Parties shall negotiate in good faith to amend the pricing terms set out in this Second Amendment to reflect the pricing offered by cPanel for the [**].

5.	During the Extension Term and Renewal Term, Exhibit A of the Amendment shall be replaced with the following schedule:

Description	License Type	License Term	License Price	Minimum Commitment
Software License	Internal VPS License	Renewal Term and Extension Term	[**]	[**]
Maintenance & Support			[**]
Software License	Internal Dedicated License	Renewal Term and Extension Term	[**]	[**]
Maintenance & Support			[**]

6.
All provisions of the Partner NOC Agreement as Amended and the Second Amendment shall continue in full force and effect until the termination date of the Partner NOC Agreement as Amended and this Second Amendment, unless otherwise expressly provided by mutual written consent of the Parties.

7.	In the event of a conflict between the Partner NOC Agreement as Amended and this Second Amendment, the provisions of this Second Amendment shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the Second Amendment Effective Date.

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CPANEL, INC.	THE ENDURANCE INTERNATIONAL GROUP, INC.
By: /s/ S. Eric Ellis	By: /s/ Marc Montagner
Name: S. Eric Ellis	Name: Marc Montagner
Title: VP of Customer Experience	Title: CFO

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